UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2006

Otelco Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32362	52-2126395
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Third Avenue East, Oneonta, AL 35121
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (205) 625-3574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 15, 2006, Otelco Inc. (“Otelco”) entered into employment agreements with Gary B. Romig and Jerry C. Boles. Each of the employment agreements will remain in effect until terminated by Otelco or the employee for any reason or by death or disability.

Pursuant to the employment agreements, Mr. Romig will continue to serve as Vice President and General Manager-Mid-Missouri and receive an annual base salary of $106,500, and Mr. Boles will continue to serve as Vice President and Controller of Otelco and receive an annual base salary of $116,000. Each of the employees will receive an annual bonus, which is targeted to be 25% of the employee’s base salary for the appropriate year. The two employees are also entitled to participate in all incentive, savings and retirement plans and programs, as well as medical and other welfare benefit plans, that are applicable generally to other employees of Otelco.

If any of the two employees’ employment is terminated without cause, the employee will be entitled to receive severance benefits consisting of a lump sum in the amount of ½ of his annual base salary, and the pro rata portion of the annual bonus he would have received had he been employed by Otelco through the end of the full fiscal year in which the termination occurred. Each of the employment agreements provides that the employee will be restricted from engaging in competitive activities for six months after the termination of his employment.

The foregoing description of the employment agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Employment Agreement between Otelco Inc. and Gary B. Romig, dated as of November 15, 2006.

10.2	Employment Agreement between Otelco Inc. and Jerry C. Boles, dated as of November 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OTELCO INC.
(Registrant)
Date: November 15, 2006
	By:	/s/ Curtis L. Garner, Jr.

Name: Curtis L. Garner, Jr.
Title: Chief Financial Officer